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                                                                      EXHIBIT 15


The Reynolds and Reynolds Company
115 S. Ludlow Street
Dayton, Ohio 45402

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Reynolds and Reynolds Company and subsidiaries for the periods ended December 31, 1993, March 31, 1994 and June 30, 1994, as indicated in our reports dated February 4, 1994, May 6, 1994 and August 10, 1994, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended December 31, 1993, March 31, 1994 and June 30, 1994, are incorporated by reference in this Registration Statement on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP
Dayton, Ohio
October 7, 1994








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